LOAN AGREEMENT

This **LOAN AGREEMENT** (this "**Agreement**") is entered into as of May 19, 2022, by and between CATHAY BANK ("**Lender**") and SUPER MICRO COMPUTER, INC. ("**Borrower**").

RECITALS

Borrower wishes to obtain credit from time to time from Lender, and Lender desires to extend credit to Borrower. This Agreement sets forth the terms on which Lender will advance credit to Borrower, and Borrower will repay the amounts owing to Lender.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION

1.1 Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2 Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term "financial statements" shall include the accompanying notes and schedules.

2. LOAN AND TERMS OF PAYMENT

2.1 Credit Extensions.

(a) Promise to Pay. Borrower promises to pay to Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Lender to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b) Advances Under Revolving Line.

(i) Amount. Subject to and upon the terms and conditions of this Agreement, until the Conversion Date, Borrower may request Advances in an aggregate outstanding amount not to exceed (A) the lesser of (1) the Revolving Line, or (2) the Borrowing Base, *minus* (B) the aggregate outstanding principal amount of Advances. Amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time without penalty or premium prior to the Conversion Date at which time the aggregate outstanding principal amount all Advances shall be immediately converted into a term loan (the "**Term Loan**").

(ii) Borrowings. Each Advance shall be comprised entirely of a Term SOFR Rate Advance or a Prime Rate Advance. Advances of more than one Type may be outstanding at the same time; provided, only one Type of Advance may be borrowed during any calendar quarter as such Type shall be determined as set forth in Section 2.3.

(iii) Form of Request. Whenever Borrower desires an Advance, Borrower will notify Lender by facsimile transmission or telephone no later than Noon, Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B. Lender is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Lender's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Lender shall be entitled to rely on any facsimile or telephonic notice given by a person who Lender reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Lender harmless for any damages or loss suffered by Lender as a

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result of such reliance. Lender will credit the amount of Advances made under this Section 2.1(b) to the Designated Deposit Account.

(iv) Term Loan. The Term Loan shall be repaid in sixty (60) equal monthly installments of principal plus accrued but unpaid interest, each installment to be equal to such outstanding balance divided by two hundred forty (240), commencing on last day of the first month after the Conversion Date and continuing on the same day of each month thereafter through the Maturity Date, at which time all amounts owing under this Section 2.1(b)(iv) shall be immediately due and payable. The Term Loan, once repaid, may not be reborrowed. Borrower may prepay the Term Loan without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities without reamortization of the repayment schedule for the remaining principal balance.

2.2 Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Lender, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.

(i) Except as set forth in Section 2.3(b), until the Conversion Date, (A) Term SOFR Rate Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the Term SOFR Rate *plus* the Term SOFR Rate Margin forth in the table below for each tier, and (B) Prime Rate Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to the Prime Rate *minus* the Prime Rate Margin forth in the table below for each tier.

Tier	Average Deposits	Term SOFR Rate Margin	Prime Rate Margin
1	Greater than or equal to 25% of the amount of the Revolving Line	1.65%	1.25%
2	Less than 25% of the amount of the Revolving Line	2.00%	1.00%

Subject to the terms below, on the first Business Day of each calendar quarter, Borrower may select the Term SOFR Rate or the Prime Rate as the interest rate applicable during such calendar quarter to (1) prior to the Conversion Date, the Advances to be borrowed, and (2) on and after the Conversion Date, the interest to be paid on the outstanding principal amount of the Term Loan. Borrower's interest rate tier for such calendar quarter shall be based on its Average Deposits. Each Prime Rate Advance shall bear interest at the rate applicable to such Advance for the duration of its Interest Period, and each Term SOFR Rate Advance shall bear interest at the rate applicable to such Advance for the duration of its Term SOFR Interest Period.

(ii) The selection by Borrower of the Term SOFR Rate or the Prime Rate, and the maintenance of principal at such Term SOFR Rate or the Prime Rate shall be subject to the following additional terms and conditions:

(A) If Lender notifies Borrower that (1) reasonable means do not exist for Lender to determine the Term SOFR Rate as determined by Lender in its sole discretion or (2) there is a public statement or publication of information by or on behalf of the Term SOFR Administrator, the regulatory supervisor for the Term SOFR Administrator, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator, announcing that (x) the Term SOFR Administrator has ceased to provide the Term SOFR Reference Rate permanently or indefinitely,

provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Reference Rate or (y) the Term SOFR Reference Rate is not representative or compliant with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Finance Benchmarks (including pursuant to an earlier statement or announcement that the Term SOFR Reference Rate will not be representative or compliant or aligned as of a specified future date), then the principal subject or to be subject to the Term SOFR Rate shall accrue at the end of the current Term SOFR Interest Period or shall continue to accrue interest at the Prime Rate, and Borrower will be deemed to have converted any election for a requested Advance into an election to borrow funds at the Prime Rate.

(B) Lender shall have the right to make technical, administrative or operational changes to this Agreement from time to time (collectively, "**Conforming Changes**") that Lender decides may be appropriate to reflect the use and administration of the Term SOFR Rate and, notwithstanding anything to the contrary herein or in any Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of Borrower or any other party to any Loan Document. Lender will promptly notify Borrower of the effectiveness of any Conforming Changes.

(C) If any treaty, statute, regulation, interpretation thereof, or any directive, guideline, or otherwise by a central bank or fiscal authority (whether or not having the force of law) shall prohibit or restrict the making or maintenance of an Advance based on the Term SOFR Rate or the determination or charging of interest rates based upon the Term SOFR Rate, then, on and as of the date the prohibition or restriction becomes effective, the principal subject to that prohibition or restriction shall immediately accrue or shall continue to accrue interest at the Prime Rate.

(iii) All payments of principal and interest shall be made net of costs, fees, losses and expenses incurred or charged by Lender resulting from having principal outstanding hereunder at the Term SOFR Rate, including any breakage fees and other losses and expenses (including interest rate margin and any other losses of anticipated profits, and any minimum breakage fee charged by Lender from time to time) incurred by Lender in connection with the Term SOFR Rate as a result of:

(A) a voluntary prepayment or interest rate conversion at a date other than the applicable Interim Maturity Date; or

(B) Borrower's failure to borrow or maintain funds at, or convert outstanding principal to, the Term SOFR Rate after having accepted such Term SOFR Rate and applicable Term SOFR Interest Period; or

(C) a mandatory repayment at a date other than the applicable Interim Maturity Date as a result of: (x) exceeding the Borrowing Base; (y) the occurrence of an Event of Default and the acceleration of any portion of the Obligations; or (z) the Maturity Date occurring prior to the Interim Maturity Date due to Borrower's selection of a Term SOFR Interest Period which extends beyond the Maturity Date; or

(D) a prohibition on making, maintaining, or repaying principal outstanding at the Term SOFR-Based Rate.

(iv) Borrower may from time to time prepay any principal bearing interest at the Prime Rate in whole or in part without breakage fee, penalty or premium. Borrower may prepay any principal bearing interest at the Term SOFR Rate on the applicable Interim Maturity Date. Any prepayment of an amount bearing interest at the Term SOFR Rate on a date other than the applicable Interim Maturity Date shall be subject to the provisions of subsection (iii) of this Section; provided, that, any such payments due on the final Maturity Date or in connection with a casualty or condemnation event suffered with respect of the Property shall not be subject to additional amounts due under subsection (iii) of this Section.

(b) Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, Borrower shall pay Lender a late fee equal to the lesser of (i) three percent (3%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the last calendar day of each month during the term hereof. Lender shall, at its option, charge such interest, all Lender Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff, counterclaim, or deduction, before 2:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 2:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Prior to the occurrence of an Event of Default, Lender shall credit a wire transfer of funds, check, or other item of payment to the Designated Deposit Account or Obligation as Borrower specifies. After the occurrence of an Event of Default, Lender shall have the right, in its sole discretion, to immediately apply any wire transfer of funds, check, or other item of payment Lender may receive to reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.

2.5 Taxes.

(a) Defined Terms. For purposes of this Section, the term "applicable law" includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5), Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes. Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or, at the option of Lender, timely reimburse Lender for the payment of, any Other Taxes.

(d) Indemnification by Borrower. Borrower shall indemnify Lender, within 10 (ten) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5) payable or paid by the Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority.

A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a governmental authority pursuant to this Section 2.5, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f) Status of Lender.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(1), (ii)(2) and (ii)(4) of this Section 2.5) shall not be required if in Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(1) any Lender that is a U.S. Person shall deliver to Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(2) any Lender that is not a U.S. Person (a "**Foreign Lender**") shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), whichever of the following is applicable:

a. in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

b. executed copies of IRS Form W-8ECI;

c. in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, a "10 percent shareholder" of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a "controlled foreign corporation" related to Borrower as described in Section 881(c)(3)(C) of the IRC (a "U.S. Tax Compliance Certificate") and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

d. to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership

and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(3) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower (in such number of copies as shall be requested by Borrower) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower to determine the withholding or deduction required to be made; and

(4) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by law and at such time or times reasonably requested by Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (4), "FATCA" shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including by the payment of additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party's obligations under this Section 2.5 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the commitments to make Advances, and the repayment, satisfaction, or discharge of all obligations under any Loan Document.

2.6 Increased Costs. If any Change in Law shall subject a Lender to any Taxes (other than (a) Indemnified Taxes, (b) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (c) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any loan or Advance or of maintaining its obligation to make any such loan or Advance, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered. A certificate

of a Lender setting forth the amount or amounts necessary to compensate such Lender pursuant to the preceding sentence and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.7 Mitigation Obligations; Replacement of Lender.

(a) Designation of a Different Lending or Issuing Office. If any Lender requests compensation under Section 2.6, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.5, then such Lender shall (at the request of Borrower) use reasonable efforts to, as applicable, designate a different lending or issuing office for funding or booking its loans or Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5 or 2.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expenses and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.6, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.5 and, in each case, such Lender has declined or is unable to designate a different lending or issuing office in accordance with Section 2.7(a), then Borrower may, at its sole expense and effort, upon notice to such Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.1), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.5 and 2.6) and obligations under this Agreement and any related Loan Documents to an eligible assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received, as applicable, payment of an amount equal to the outstanding principal of its loans or Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under any other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts), (ii) such assignment will result in a reduction in such compensation or payments resulting from such claim for compensation under Section 2.6 or payments required to be made pursuant to Section 2.5, and (iii) such assignment does not conflict with applicable law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.8 Fees. Borrower shall pay to Lender the following:

(a) Facility Fee. On the Closing Date and each anniversary thereof until the Conversion Date, a non-refundable fee equal to 0.075% of the Revolving Line;

(b) Unused Fee. Until the Conversion Date, a quarterly unused fee equal to 0.15% per annum of the difference between the Revolving Line and the average outstanding principal balance of the Obligations during the applicable quarter, which fee shall be payable within five (5) days of the last day of each such quarter and shall be nonrefundable;

(c) Title Policy Fee. On the Closing Date, a title policy fee equal to one-half of the aggregate amount of the cost of obtaining the title policy; and

(d) Lender Expenses. On the Closing Date, all Lender Expenses incurred through the Closing Date, and, after the Closing Date, all Lender Expenses, as and when they become due.

2.9 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Lender shall have the

right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.

3. CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Lender to make the initial Credit Extension is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, the following:

(a) duly executed original signatures to this Agreement;

(b) duly executed and acknowledged original signatures to the Deed of Trust;

(c) duly executed original signatures to the Environmental Indemnity and the Other Real Estate Documents;

(d) an officer's certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(e) agreement to furnish insurance;

(f) payment of the fees and Lender Expenses then due specified in Section 2.5;

(g) evidence that Borrower holds fee simple title to the Property, subject only to the Permitted Liens;

(h) current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Personalty;

(i) evidence that the Title Company is irrevocably committed to issuing the Title Policy;

(j) an ALTA/NSPS survey of the Property, certified to Lender and the issuer of the Title Policy;

(k) current financial statements, including audited statements for Borrower's most recently ended fiscal year, together with an unqualified opinion, company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Lender may reasonably request;

(l) an Automatic Debit Authorization; and

(m) such other documents or certificates, property information, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Lender to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Lender of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and

warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. SECURED LOAN

4.1 Real Property Collateral. To secure all Obligations and the performance of Borrower's duties under the Loan Documents, pursuant to one or more Deed(s) of Trust, Borrower shall ensure that Lender shall have a first-priority Lien on the Property, subject only to the Permitted Liens. In connection with the foregoing, Borrower agrees to execute and deliver to Lender any Deed of Trust, the Environmental Indemnity and the Other Real Property Documents, and such further instruments, agreements, or documents to grant Lender a Lien on such Property.

4.2 Perfection of Security Interest. Borrower authorizes Lender to file at any time financing statements, continuation statements, and amendments thereto that (a) describe the fixtures and personal property constituting the Property, and (b) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Borrower further authorizes Lender to record the Deed of Trust and any other documents required to secure Lender's Lien in the Property in the real property records of the county where the Property is located. Any such financing statements may be filed by Lender at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Lender, at the request of Lender, all other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue perfection of Lender's security interests in the Property and to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Property to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Property.

5. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization and Qualification. Borrower is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3 Real Property Collateral. Borrower has rights in or the power to transfer the Property, and its title to the Property is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. All Property is located solely in the Collateral State.

5.4 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.5 Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.6 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Lender fairly present in all material respects Borrower's consolidated and consolidating financial condition as of the date thereof and Borrower's consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Lender.

5.7 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower's assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.8 Compliance with Laws and Regulations. Except as would not reasonably be expected to have a Material Adverse Effect, Borrower has met the minimum funding requirements of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Section 412 of the IRC. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower has filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.9 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.10 Full Disclosure. No representation, warranty or other statement made by Borrower in any Loan Document furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Loan Documents not misleading, it being recognized by Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6. AFFIRMATIVE COVENANTS

Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Lender may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing and Government Compliance. Maintain its organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Lender the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet the minimum funding requirements of ERISA with respect to any

employee pension benefit plan (as defined in Section 3(2) of ERISA) subject to Section 412 of the IRC, except where failure to do so could reasonably be expected to have a Material Adverse Effect. With respect to the Property, Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2 Financial Statements, Reports, Certificates. Deliver to Lender: (i) as soon as available, but in any event within sixty (60) days after the end of each fiscal quarter, a company prepared consolidated and consolidating balance sheet and income statement covering Borrower's operations during such period, in the form of Borrower's 10-Q filed with the Securities and Exchange Commission and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower's fiscal year, audited consolidated and consolidating financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender, in the form of Borrower's 10-K filed with the Securities and Exchange Commission and certified by a Responsible Officer; (iii) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that could result in damages or costs to Borrower of Two Million Dollars ($2,000,000) or more; and (iv) such budgets, sales projections, operating plans, or other financial information generally prepared by Borrower in the ordinary course of business as Lender may reasonably request from time to time.

(a) Promptly upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(b) Lender shall have a right from time to time hereafter to audit, physically inspect, and appraise the Property at Borrower's expense, provided that such audits, physical inspections, and appraisals will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Lender on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Lender shall be entitled to rely on the information contained in the electronic files, provided that Lender in good faith believes that the files were delivered by a Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Lender by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of quarterly financial statements, each bearing the physical signature of the Responsible Officer.

6.3 Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.4 Insurance.

(a) At Borrower's expense, keep the Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amount equal to the full replacement cost of the Property. Borrower shall also maintain commercial real estate general liability insurance in an amount equal to One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate.

(b) Deliver to Lender a title insurance policy (in such amount and containing such endorsements and affirmative coverages as Lender shall reasonably require), survey, updated property insurance certificates naming Lender as lender mortgagee and such other documents, instruments, agreements, convents, estoppels and other materials as Lender shall reasonably require, each in form and substance reasonably satisfactory to Lender. In addition to the foregoing, Borrower shall deliver to Lender prior to the execution and delivery of any

Deed of Trust evidence as to (i) whether any such Property is a Flood Hazard Property, and (ii) if any such Property is a Flood Hazard Property, (1) whether the community in which any such Property is located is participating in the National Flood Insurance Program, (2) Borrower's written acknowledgment of receipt of written notification from Lender (x) as to the fact that such Property is a Flood Hazard Property, and (y) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (3) copies of insurance policies or certificates of insurance of Borrower evidencing flood insurance reasonably satisfactory to Lender and naming Lender as additional loss payee, in each case, in accordance with applicable requirements of law.

(c) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Lender, showing Lender as an additional loss payee, and all liability insurance policies shall show Lender as an additional insured and specify that the insurer must give at least twenty (20) days' notice to Lender before canceling its policy for any reason. Upon Lender's request, Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Lender's option, be payable to Lender to be applied on account of the Obligations.

6.5 Operating Account. Maintain an operating depository account with Lender subject to the Automatic Debit Authorization form (and such other depositary forms as are customary for Lender).

6.6 Financial Covenant. Maintain at all times, subject to periodic reporting as of the last day of each fiscal year of Borrower, a ratio of (a) total earnings before interest, taxes, depreciation, and amortization (excluding extraordinary loss or gain and non-cash or non-recurring items as disclosed in Borrower's Form 8-K under Item 2.02 in the corresponding fiscal quarter) minus cash capital expenditures, to (b) the aggregate amount of Borrower's principal and interest payments during such measuring period of at least 1.15 to 1.00.

6.7 Use of Proceeds. Use the proceeds of the Advances solely for general corporate purposes, including working capital, inventory procurement, and making Investments consisting of Capitalized Expenditures.

6.8 Further Assurances. At any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement and the other Loan Documents.

7. NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Lender may have any commitment to make any Credit Extensions, Borrower will not do any of the following:

7.1 Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of the Property or any interest therein.

7.2 Change in Name, Location, Executive Office, Change in Business; Change in Fiscal Year. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Lender; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end.

7.3 Mergers or Acquisitions. Merge or consolidate with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, or enter into any agreement to do any of the same, except where (a) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, and (b) Borrower is the surviving entity.

7.4 **Encumbrances**. Create, incur, assume or allow any Lien with respect to any of the Property, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of the Property.

7.5 **Transactions with Affiliates**. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated Person.

7.6 **No Investment Company; Margin Regulation**. Become or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 **Payment Default**. If Borrower fails to pay any of the Obligations when due;

8.2 **Covenant Default**.

(a) If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed sixty (60) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3 **Material Adverse Change**. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4 **Defective Perfection**. If Lender shall receive at any time following the Closing Date an SOS Report indicating that except for Permitted Liens, Lender's security interest in the Property is not prior to all other security interests or Liens of record reflected in the report;

8.5 **Attachment**. If any of the Property is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within five (5) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.6 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.7 Other Agreements. If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness that would reasonably be expected to have a Material Adverse Effect;

8.8 Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree); or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Lender by any Responsible Officer pursuant to this Agreement or to induce Lender to enter into this Agreement or any other Loan Document.

9. BANK'S RIGHTS AND REMEDIES

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6 (insolvency), all Obligations shall become immediately due and payable without any action by Lender);

(b) cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

(c) with respect to any payments made with respect to the Property, settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

(d) make such payments and do such acts as Lender considers necessary or reasonable to protect its Lien in the Property. Borrower authorizes Lender to enter the Property, to take and maintain possession of the Property, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to the Property, Borrower hereby grants Lender a license to enter into possession of the Property and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided herein, at law, in equity, or otherwise;

(e) set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Property;

(g) sell the Property at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate. Lender may sell the Property without giving any warranties as to the Property. Lender may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Property. If Lender sells any of the Property upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender, and applied to the Obligations. If the purchaser fails to pay for the Property, Lender may resell the Property and Borrower shall be credited with the proceeds of the sale;

(h) Lender may credit bid and purchase at any public sale;

(i) apply for the appointment of a receiver, trustee, liquidator or conservator of the Property, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j) take any of the actions Lender is authorized to take pursuant to the Deed of Trust following an Event of Default; and

(k) any deficiency that exists after disposition of the Property as provided above will be paid immediately by Borrower.

Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Property and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Property.

9.2 Power of Attorney.

Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Lender (and any of Lender's designated officers, or employees) as Borrower's true and lawful attorney to: (a) endorse Borrower's name on any checks or other forms of payment or security with respect to the Property that may come into Lender's possession; (b) dispose of any Property; (c) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance in connection with the Property; (d) settle and adjust disputes and claims respecting the accounts directly with account debtors in connection with the Property, for amounts and upon terms which Lender determines to be reasonable; and (e) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Property without the signature of Borrower where permitted by law; provided Lender may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (e) above, regardless of whether an Event of Default has occurred. The appointment of Lender as Borrower's attorney in fact, and each and every one of Lender's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Lender's obligation to provide advances hereunder is terminated.

9.3 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Lender deems necessary to protect Lender from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.4 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Property. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.4 Lender's Liability for Property. Lender has no obligation to clean up or otherwise prepare the Property for sale. All risk of loss, damage or destruction of the Property shall be borne by Borrower.

9.5 No Obligation to Pursue Others. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender's rights against Borrower. Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.

9.6 Remedies Cumulative. Lender's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.6 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

9.7 Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10. NOTICES

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:	Super Micro Computer, Inc. 900 Rock Avenue San Jose, CA 95131 Attn: Chief Financial Officer Email: davidweigan@supermicro.com Phone: (408) 503-8000
If to Lender:	Cathay Bank 2855 Kifer Road, Suite 245 Santa Clara, CA 95051 Attn: Jane Ho Email: Jane.Ho@cathaybank.com Fax: (408) 257-4703

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lender each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Property or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to

Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower's actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12. <u>GENERAL PROVISIONS</u>

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender's prior written consent, which consent may be granted or withheld in Lender's sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender's obligations, rights and benefits hereunder provided that no assignment will be effective unless it complies with Section 12.10 of this Agreement.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Lender and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Lender Expenses in any way suffered, incurred, or paid by Lender, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Lender and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys' fees and expenses), except for losses caused by Lender's gross negligence or willful misconduct. This Section 12.2 shall not apply with respect to Taxes other than Taxes that represent obligations, demands, claims, liabilities, and losses arising from any non-Tax claim.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Correction of Loan Documents. Lender may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6 Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

12.9 Confidentiality. In handling any confidential information, Lender and all employees and agents of Lender shall exercise the same degree of care that Lender exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Lender in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Advances or the Term Loan, as applicable, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Lender, (v) to Lender's accountants, auditors and regulators, and (vi) as Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Lender when disclosed to Lender, or becomes part of the public domain after disclosure to Lender through no fault of Lender; or (b) is disclosed to Lender by a third party, provided Lender does not have actual knowledge that such third party is prohibited from disclosing such information.

12.10 Register. Lender, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States (a) a copy of each document evidencing a transfer of or a grant of a participation in any portion of a Lender's obligations, rights or benefits under this Agreement to it, and (b) a register for the recordation of the names and addresses of the Lenders, and principal amounts (and stated interest) of the loans owing to, each Lender pursuant to the terms hereof from time to time (the "**Register**"). The entries in the Register shall be conclusive absent manifest error, and Borrower and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SUPER MICRO COMPUTER, INC.

By: [signature]

Name: Charles Liang

Title: CEO

LEGAL OK

CATHAY BANK

By: [signature]

Name: JANE HO

Title: SVP.

SUPER MICRO COMPUTER, INC.

BY [signature]

NAME DAVID WEIGAND

TITLE CFO

EXHIBIT A

DEFINITIONS

"**Advance**" or "**Advances**" means a cash advance or cash advances under the Revolving Line.

"**Affiliate**" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

"**Average Deposits**" means, as of the date of determination, the average amount of cash that Borrower has maintained in accounts with Lender during the three (3) months prior to such date.

"**Borrower State**" means Delaware, the state under whose laws Borrower is organized.

"**Borrower's Books**" means all of Borrower's books and records including: ledgers; records concerning the Property; and all non-proprietary and confidential computer programs, or tape files, and the equipment, containing such information.

"**Borrowing Base**" means an amount equal to seventy percent (70.0%) of the appraised market value of the Property, as determined by Lender in its sole discretion with reference to appraisal reports obtained by Lender beginning on the second (2nd) anniversary of the Closing Date and continuing every two (2) years thereafter from a qualified appraiser selected by Lender in its sole discretion.

"**Business Day**" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

"**Capitalized Expenditures**" means current period cash expenditures that are amortized over a period of time in accordance with GAAP.

"**Cash**" means unrestricted cash and cash equivalents.

"**Change in Law**" means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"**Chief Executive Office State**" means California, where Borrower's chief executive office is located.

"**Closing Date**" means the date of this Agreement.

"**Code**" means the California Uniform Commercial Code as amended or supplemented from time to time.

"**Collateral State**" means the state or states where the Property is located, which is California.

"**Contingent Obligation**" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii)

any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

"**Conversion Date**" means the period commencing on the Closing Date and ending on May 30, 2027, which is the fifth (5th) anniversary thereof.

"**Credit Extension**" means each Advance, or any other extension of credit by Lender to or for the benefit of Borrower hereunder.

"**Deed of Trust**" means that certain Deed of Trust With Assignment of Rents, Security Agreement and Fixture Filing dated as of even date herewith from Borrower, as grantor, to First American Title Insurance Company, as trustee, for the benefit of Lender, as beneficiary.

"**Designated Deposit Account**" is the deposit account established by Borrower with Lender for purposes of receiving Credit Extensions.

"**Dollars**," "**dollars**" or use of the sign "$" means only lawful money of the United States and not any other currency, regardless of whether that currency uses the "$" sign to denote its currency or may be readily converted into lawful money of the United States.

"**Environmental Laws**" has the meaning given in the Environmental Indemnity.

"**Environmental Indemnity**" means that certain Indemnity Agreement dated as of even date herewith from Borrower in favor of Lender.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"**Event of Default**" has the meaning assigned in Article 8.

"**Excluded Taxes**" means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a loan or Advance pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the loan or Advance (other than pursuant to an assignment request by Borrower under Section 2.7(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender's failure to comply with Section 2.5(f) and (d) any withholding Taxes imposed under FATCA.

"**FATCA**" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the IRC.

"**Flood Hazard Property**": any real property that is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

"**GAAP**" means generally accepted accounting principles, consistently applied, as in effect from time to time.

"**Indebtedness**" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

"**Indemnified Taxes**" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

"**Index Floor**" means a per annum rate of interest equal to zero percent (0%).

"**Insolvency Proceeding**" means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

"**Interest Period**" means, with respect to any Prime Rate Advance, the period commencing on the date of such Advance and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Prime Rate Advance initially shall be the date on which such Advance is made and thereafter, in the case of an Advance, shall be the effective date of the most recent conversion or continuation of such Advance.

"**Interim Maturity Date**" means the last day of a Term SOFR Interest Period.

"**Investment**" means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

"**IRC**" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"**Leases**" means all leases, licenses or other occupancy agreements granting any party other than Borrower the right to use or occupy any or all of the Property, and any and all extensions, modifications, amendments and renewals thereof.

"**Lender Expenses**" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, including, without limitation, appraisal fees, flood certificate fees, environmental report fees, escrow fees, diligence search fees, tax service fees, recording fees, and, without duplication, any other fees and expenses related to audits, appraisals, and environmental or any other assessments and reports in connection with the Property; and Lender's reasonable attorneys' fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

"**Lien**" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

"**Loan Documents**" means, collectively, this Agreement, any note or notes executed by Borrower, the Deed of Trust, the Environmental Indemnity and any Other Real Estate Documents, any reports, financial statements, and any other documents, materials, instruments, or agreements entered into in connection with this Agreement, all as amended or extended from time to time.

"**Material Adverse Effect**" means (a) a material impairment in the perfection or priority of Lender's Lien in the Property or in the value of such Property; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

"**Maturity Date**" means May 31, 2032.

"**Obligations**" means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Lender may have obtained by assignment or otherwise.

"**Other Connection Taxes**" means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any loan, Advance or Loan Document).

"**Other Real Estate Documents**" means any assignment of leases, assignment of rents, agreement to provide insurance, and any present or future agreements or documents, including any riders thereto, between Borrower or any Subsidiary, and/or for the benefit of Lender in connection with the Deed of Trust and the Environmental Indemnity.

"**Other Taxes**" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.7(b)).

"**Periodic Payments**" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Lender pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Lender.

"**Permitted Liens**" means the following:

(a) any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Lender's security interests; and

(c) easements, rights of way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or other minor irregularities with respect to any Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness (other than Indebtedness in favor of Lender) or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business and operations of Borrower at such Property and the value, use and occupancy thereof).

"**Person**" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

"**Personalty**" has the meaning given in the Deed of Trust.

"**Prime Rate**" means is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the "prime rate" then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Lender, the "Prime Rate" shall mean the rate of interest per annum announced by Lender as its prime rate in effect at its principal office in the State of California (such Lender announced Prime Rate not being intended to be the lowest rate of interest charged by Lender in connection with extensions of credit to debtors); provided that, in the event such rate of interest is less than zero percent (0.0%) per annum, such rate shall be deemed to be zero percent (0.0%) per annum for purposes of this Agreement.

"**Prime Rate Advance**" means an Advance bearing interest at the Prime Rate.

"**Property**" has the meaning given in the Deed of Trust.

"**Register**" has the meaning specified in Section 12.10.

"**Responsible Officer**" means each of the Chief Executive Officer, the Chief Financial Officer, and the Controller of Borrower.

"**Revolving Line**" means Credit Extensions of up to One Hundred Thirty-Two Million Dollars ($132,000,000).

"**Schedule**" means the schedule of exceptions attached hereto and approved by Lender, if any.

"**SOFR**" means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

"**SOFR Administrator**" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"**SOFR Administrator's Website**" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"**SOS Reports**" means the official reports from the Secretaries of State of each Collateral State, Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral State and Liens of record as of the date of such report.

"**Subsidiary**" means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

"**Taxes**" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

"**Term SOFR Administrator**" means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

"**Term SOFR Interest Period**" means a period commencing on the Business Day when the applicable Term SOFR Rate Advance is made and ending on the numerically corresponding day in the calendar month that is three (3) months

thereafter; provided, that any such tenor shall not be available to the extent that Lender has deemed the same to be unavailable, undeterminable, non-representative or non-compliant with the International Organization of Securities Commissions (IOSCO) Principles for Finance Benchmarks. If a Term SOFR Interest Period would otherwise end on a day for which there is no numerically corresponding day in the last month of the Term SOFR Interest Period, the Term SOFR Interest Period will end on the last day of such month. For purposes hereof, the date a Term SOFR Rate Advance is made initially shall be the date on which such Term SOFR Rate Advance is disbursed and thereafter shall be the effective date of the most recent conversion or continuation of such Term SOFR Rate Advance. No Term SOFR Interest Period may extend beyond the Maturity Date unless Lender consents otherwise.

"**Term SOFR Rate**" means the Term SOFR Reference Rate for a tenor comparable to the applicable Term SOFR Interest Period on the day (such day, the "**Term SOFR Determination Day**") that is two (2) U.S. Government Securities Business Days prior to the first day of such Term SOFR Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that (a) if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day, and (b) if Term SOFR determined as provided above (including pursuant to clause (a) of this proviso) shall ever be less than the Index Floor, then Term SOFR shall be deemed to be the Index Floor.

"**Term SOFR Rate Advance**" means an Advance bearing interest at the Term SOFR Rate.

"**Term SOFR Reference Rate**" shall mean the forward-looking term rate based on SOFR.

"**Title Company**" means First American Title Insurance Company, or such other title insurer reasonably approved by Lender.

"**Title Policy**" means an American Land Title Association title insurance policy insuring Lender that the Deed of Trust constitutes a valid and enforceable Lien on the Property subject and subordinate only to the Permitted Liens, with such endorsements as Lender may require.

"**Type**", when used in reference to any Advance, refers to whether the rate of interest on such Advance, or on the Advance comprising a borrowing, is determined by reference to the Term SOFR Rate or the Prime Rate.

"**U.S. Government Securities Business Day**" means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"**U.S. Person**" means any Person that is a "United States person" as defined in Section 7701(a)(30) of the IRC.

"**U.S. Tax Compliance Certificate**" has the meaning specified in Section 2.5(f).

EXHIBIT B

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS Noon, P.S.T.

To: ________________ DATE: ____________ TIME: ______________

FAX #: (408) 588-9688

FROM: SUPER MICRO COMPUTER, INC. Borrower's Name FROM: ______________________ Authorized Signer's Name FROM: ______________________ Authorized Signature (Borrower) PHONE #: ______________________ FROM ACCOUNT#: ______________________ (please include Note number, if applicable) TO ACCOUNT #: ______________________ (please include Note number, if applicable)	TELEPHONE REQUEST (For Lender Use Only): The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me. ______________________ Authorized Request & Phone # ______________________ Received by (Lender) & Phone # ______________________ Authorized Signature (Lender)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Lender Use Only
PRINCIPAL INCREASE* (ADVANCE)	$________________	Date Rec'd:
PRINCIPAL PAYMENT (ONLY)	$________________	Time:
		Comp. Status: YES NO
OTHER INSTRUCTIONS:		Status Date:
		Time:
		Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Loan Advance/Paydown Request Form; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number
The items marked with an asterisk (*) are required to be completed.		
*Beneficiary Name		
*Beneficiary Account Number		
*Beneficiary Address		
Currency Type	US DOLLARS ONLY	
*ABA Routing Number (9 Digits)		
*Receiving Institution Name		
*Receiving Institution Address		
*Wire Amount	$	

Exhibit C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of May __, 2022 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between Cathay Bank and Super Micro Computer, Inc. ("Borrower").

Pursuant to the provisions of Section 2.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the loans(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a "ten percent shareholder" of Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a "controlled foreign corporation" related to Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________
Name:
Title:

Date: __________ __, 20[ ]

Exhibit C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of May __, 2022 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between Cathay Bank and Super Micro Computer, Inc. ("Borrower").

Pursuant to the provisions of Section 2.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC, (iii) it is not a "ten percent shareholder" of Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (iv) it is not a "controlled foreign corporation" related to Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________
Name:
Title:

Date: _________ __, 20[ ]

Exhibit C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of May __, 2022 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between Cathay Bank and Super Micro Computer, Inc. ("Borrower").

Pursuant to the provisions of Section 2.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a "ten percent shareholder" of Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________
Name:
Title:

Date: ________ __, 20[ ]

Exhibit C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of May __, 2022 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between Cathay Bank and Super Micro Computer, Inc. ("Borrower").

Pursuant to the provisions of Section 2.5 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the loan(s) (as well as any note(s) evidencing such loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such loan(s) (as well as any note(s) evidencing such loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a "bank" extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the IRC, (iv) none of its direct or indirect partners/members is a "ten percent shareholder" of Borrower within the meaning of Section 871(h)(3)(B) of the IRC and (v) none of its direct or indirect partners/members is a "controlled foreign corporation" related to Borrower as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner's/member's beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform Borrower, and (2) the undersigned shall have at all times furnished Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________
Name:
Title:

Date: ____________, 20[ ]

SCHEDULE OF EXCEPTIONS

Permitted Liens (Exhibit A)

See Preliminary Title Report for 750, 782, 708, & 728 Ridder Park Drive (amended 5/10/22)

Prior Names (Section 5.4)

None

Litigation (Section 5.5)

Hessefort v. Super Micro Computer, Inc., et al., No. 18-cv-00838

United Union of Roofers v. Super Micro Computer, Inc., et al., No. 18-cv-00850)

Barry v. Liang, et al., 20-CV-372190

CATHAY BANK

Member FDIC

AUTOMATIC DEBIT AUTHORIZATION

To: **Cathay Bank**

Re: **Loan #** ______________________________

You are hereby authorized and instructed to charge account No. ______________________ in the name of **SUPER MICRO COMPUTER, INC.**

for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

☒ Debit each payment for Lender Expenses as it becomes due according to the terms of the Loan Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

SUPER MICRO COMPUTER, INC. By: ______________________ Name: ____________________ Title: _____________________	May ___, 2022

USA PATRIOT ACT

NOTICE
OF
CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver's license or other identifying documents.